Exhibit 4.02

THIS DEBENTURE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO PAXTON ENERGY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

 CONVERTIBLE SECURED DEBENTURE

FOR VALUE RECEIVED, Paxton Energy, Inc., a Nevada corporation (the “Borrower”), promises to pay to ____________________ (the “Holder”) or its registered assigns or successors in interest, the sum of __________ Dollars ($________), together with any accrued and unpaid interest hereon, on May 5, 2012 (the “Maturity Date”) if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Subscription Agreement dated as of May 5, 2011, between Borrower and the Holder (as amended, modified or supplemented from time to time, (the “Subscription Agreement”).

The “Debentures” shall refer to all Debentures issued pursuant to the Subscription Agreement, including this Debenture, and the “Holder” shall refer to all Holders of the Debenture including the Holder.

The Holder has been granted a security interest in certain assets of the Borrower as more fully described in the  Security Agreement and Collateral Agent Agreement, dated as of the date hereof.

The following terms shall apply to this Debenture:

ARTICLE I
INTEREST

1.             Interest. Interest on the principal will accrue on this Debenture until the Maturity Date, at the rate of nine percent (9%) per annum based on a 360-day year. Interest shall be payable in arrears on the first date of each Calendar Quarter with the first payment due on July 1, 2011, with the last payment due on the Maturity Date.  If any portion of this Debenture is outstanding on the Maturity Date, interest at the rate of eighteen percent (18%) per annum or the highest rate allowed by law, whichever is lower, shall accrue on the outstanding principal of this Debenture from the Maturity Date to and including the date of payment by the Borrower.

ARTICLE II
CONVERSION

2.1           Optional Conversion.  Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default and to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”  The “Fixed Conversion Price” shall mean $0.15.

2.2           Conversion Limitation. Holder shall not have the right to convert any portion of this Debenture, pursuant to this Section 2 or otherwise, to the extent that after giving effect to such issuance after conversion.  The Holder (together with the Holder’s Affiliates, and any other person or entity acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Holder is solely responsible for any schedules required to be filed in accordance therewith. The Borrower shall have no obligation to verify or confirm the accuracy of such filings.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Borrower, including this Debenture, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture.  The Holder, upon not less than 61 days’ prior notice to the Borrower, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.3, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture held by the Holder and the provisions of this Section 2.3 shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Borrower.

2.3           Mechanics of Holder’s Conversion.  In the event that the Holder elects to convert this Debenture into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in the from attached as Exhibit A (“Notice of Conversion”) to Borrower. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Borrower shall make the appropriate reduction to the Principal Amount, (accrued interest), and fees as entered in its records and shall provide written notice thereof to the Holder.  Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”).  Pursuant to the terms of the Notice of Conversion, Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by Borrower of the Notice of Conversion (the “Delivery Date”). The Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, (unless the Holder provides Borrower written instructions to the contrary.

2.4           Remedies on Conversion Failure/ Late Payments.

(a) Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder.  As compensation to the Holder for such loss, Borrower agrees to pay late payments to the Holder for late issuance of such shares in the form required pursuant to this Article II upon conversion of the Debenture, in the amount equal to $500 per business day after the Delivery Date. Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

(b) If the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date, then, the Holder will have the right to rescind such conversion at any time before such shares are transmitted.

(c)  In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Shares which the Holder anticipated receiving upon such Conversion then the Company shall  pay  Holder an amount equal to $1,000.

2.5           Conversion Calculation The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

2.6           Adjustment to Conversion Price. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) If the Company, at any time while this Debenture is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon Conversion of this Debenture), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 2.6 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) If the Company, at any time while this Debenture is outstanding, shall distribute to all holders of Common Stock (and not to Holders of the Debentures) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to this Section 2.6), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(c)  If at any time while this Debenture is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each “Fundamental Transaction”), then, upon any subsequent Conversion of this Debenture, the Holder shall have the right to receive, for each Debenture Share that would have been issuable upon such Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any consideration (the “Alternate Consideration”) receivable as a result of such transaction by a holder. For purposes of any such Conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any Conversion of this Debenture following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder’s right to Conversion such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) (i) If the Company at any time while this Debenture is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Share Price”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, make good provision adjustments, floating conversion, Conversion or exchange prices or otherwise, or due to Debentures, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced and only reduced to equal the Base Share Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  (ii) Notwithstanding the above, no adjustment shall be made for existing arrangement or agreement, or arrangement or agreement described in the Disclosure Document in the Subscription Agreement, or issued pursuant to any existing incentive plan.

           (e) All calculations under this Section 2.6  shall be made to the nearest cent or the nearest share, as the case may be. For purposes of this Section 2.6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

2.7           Reservation of Shares. At all times throughout the life of the Debentures, the Company shall have sufficient amount of authorized and unissued common stock available in order to satisfy full conversion of the Debentures.  In case such amount of Common Stock is reasonably considered potentially insufficient, the Company shall call and hold a special meeting to increase the number of authorized common stock.  Management of the Company shall recommend to shareholders to vote in favor of increasing the number of authorized common stock and shall also vote all of its shares in favor of increasing the number of common shares authorized. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Debenture shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Debenture.

2.8           Issuance of New Debenture.  Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Debenture and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Debenture.

ARTICLE III
ORDER OF PAYMENT

Any payment made by the Borrower to the Holder, on account of this Debenture shall be applied in the following order of priority: (i) first, to any amounts other than principal and accrued interest, if any, hereunder, (ii) second, to accrued interest, if any, through and including the date of payment, and (iv) then, to principal of the Debenture.

ARTICLE IV
NEGATIVE COVENANTS

So long as the Note remains outstanding, Maker will not, and will not permit any subsidiary to, without the consent of Holder to declare or pay any dividends or distributions on account of its capital stock or purchase, redeem, retire or otherwise acquire any of its capital stock or any securities convertible into, exchangeable for, or giving any person the right to acquire or otherwise subscribe for, any shares of the Borrowers or any subsidiary’s capital stock.

ARTICLE V
MANDATORY REDEMPTION

5.1 Definitions.   The following terms shall have the following meanings:

“Change of Control” shall mean the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the completion of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting equity of the Company; or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder.

“Listing Event” shall mean: (i) SEC stop trade order or principal market trading suspension of the Common Stock shall be in effect for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a principal market, provided that Borrower shall not have been able to cure such trading suspension within 30 days of  such suspension, or list the Common Stock on another Principal Market within 30 days of such notice, or (ii) the delisting of such security from the principal market on which the common stock is listed or traded.  The principal market shall include any national stock exchange or NASDQ market.

“Mandatory Redemption Event” shall mean either: (i) a Change of Control, or (ii) a Listing Event.

“Redemption Amount” shall refer to 130% of the Principal Amount of the Debentures outstanding.

5.2 Redemption.  Upon any Mandatory Redemption Event, the Company shall redeem, in cash all the outstanding debentures.   The Company shall give the Holders the Notice of Redemption as provided in Section 5.3. Such redemption shall occur on the date provided in such notice at which time the Company shall pay the Redemption Amount to all Holders.  All accrued interest through such date shall also be paid with the Redemption Amount.

5.3 Notice.  Notice of Redemption, pursuant to this Article V, shall be provided by the Corporation to the Holder in writing (by notice as provided herein) not less than 10 nor more than 15 days prior to the date of redemption, which notice shall specify such redemption date.

 5.4  Delivery of Debentures.  Upon any redemption of the Debentures pursuant to Article V, the Holder shall either deliver the Debentures to the Company at such address by express courier within 14 days after the date that the Holder receives payment therefore.

ARTICLE VI
EVENTS OF DEFAULT

The occurrence of any of the following events set forth in Sections 6.1 through 6.6, inclusive, shall be an “Event of Default”:

6.1   Failure to Pay Principal, Interest or other Fees.  Borrower fails to pay when due any installment of principal, interest or other fees hereon or on any other secured convertible debenture issued pursuant to the Subscription Agreement, and such failure shall continue for a period of ten (10) days following the date upon which any such payment was due.

6.2  Breach of Covenant.  Borrower breaches any covenant or other term or condition of this Debenture in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

6.3    Breach of Representations and Warranties.  Any representation or warranty of Borrower made herein, or the Subscription Agreement, Security Agreement, Collateral Agent Agreement (“Transaction Document”), or any statement in the Disclosure Document, referred to in the Subscription Agreement, shall be false or misleading in any material respect.

6.4   Bankruptcy.  The Borrower shall commence, or there shall be commenced against the Borrower a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Borrower; or any corporate or other action is taken by the Borrower or any Subsidiary thereof for the purpose of effecting any of the foregoing.

6.5  Judgments.  Any money judgment, writ or similar final process shall be entered or filed against any Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000 in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

6.6  Default Under Other Agreements.  The occurrence of any Default under a Transaction Document.

ARTICLE VII
DEFAULT RELATED PROVISIONS

7.1    Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, interest on this Debenture shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such interest rate applicable to such Obligations until such Event of Default is cured or waived.

7.2    Conversion Privileges.  The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full.

7.3    Cumulative Remedies.  The remedies under this Debenture shall be cumulative.

ARTICLE VIII
ACTIONS OF A MAJORITY IN INTEREST

The Holders of 51% of the Principal Amount of the then outstanding Debentures (“Majority in Interest”) shall have the right to amend, or waive any provision of the Agreement other than the Principal Amount of any Debenture or calculation of accrued interest thereon.

ARTICLE IX
REGISTRATION

The Holders shall have the registration rights contained in the Subscription Agreement.

ARTICLE X
MISCELLANEOUS

10.1    Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.2    Notices.  Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Subscription Agreement.

10.3    Amendment Provision.  The term “Debenture” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented by a Majority in Interest, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

10.4     Assignability.  This Debenture shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.

10.5   Severability.  If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

10.6   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Debenture shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County and and the United States District Court for the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non convenes, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Borrower shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under this Debenture. The Borrower and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement or the Debenture. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

10.7    Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrowers to the Holder and thus refunded to the Borrowers

10.8    Notices.  Any and all notices or other communications or deliveries to be provided by the Borrower or Holder shall be delivered in accordance with the terms of the Purchase Agreement.

10.9    Replacement.  If this Debenture shall be mutilated, lost, stolen or destroyed, the Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Borrower.

10.10  Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

10.11   Assumption. As long as any of the Debentures remain issued and outstanding, the Company will not consummate any consolidation, merger, sale, transfer or other disposition of assets or shares, including any form of share exchange, unless prior to, or simultaneously with, the consummation thereof,  either (i) the Debenture is redeemed pursuant to Article V, or (ii) the successor corporation resulting from such consolidation or merger (if other than the Company), or the corporation purchasing or otherwise acquiring the assets of the Company, agrees to assume the Company’s continuing obligations hereunder

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this Secured Convertible Debenture to be signed in its name effective as of this 5th day of May, 2011.

PAXTON ENERGY, INC.
By:__________________________________________ Name: Charles Volk Title: Chief Executive Officer

EXHIBIT A
NOTICE OF CONVERSION
(To be executed by the Holder in order to convert all or part of the Debenture into Common Stock)
[Name and Address of Holder]

The undersigned hereby converts $_________ of the principal due on [specify applicable Date] under the Secured Convertible Debenture issued by Paxton Energy, Inc. (“Borrower”) dated as of May 5, 2011 by delivery of shares of Common Stock of Borrower on and subject to the conditions set forth in Article II of such Debenture.

1.	Date of Conversion	_______________________

2.	Shares To Be Delivered:	_______________________
______________________________
By:_______________________________
Name:_____________________________
Title:______________________________